UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 27, 2012

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 27, 2012, First Security Group, Inc. (the “Company”) received notice from the Hearings Panel of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Hearings Panel agreed to continue trading of the shares of the Company until March 25, 2013 subject to certain conditions described in the letter. As discussed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2012, NASDAQ previously informed the Company that it would be subject to delisting based on the Company's non-compliance with the minimum $5 million market value of publicly held share requirement set forth in NASDAQ Listing Rule 5450(b)(1)(C).

Under the terms of the letter received from the NASDAQ Hearings Panel, the Company's common stock will continue to be listed on the NASDAQ Global Market, subject to the following conditions:

1. On or before December 31, 2012, the Company must notify the Hearings Panel that the U.S. Treasury, holder of the Company's Series A Preferred Stock issued under the Troubled Asset Relief Program, has approved the Company's request to restructure the Series A Preferred Stock as part of the Company's recapitalization efforts and provide the Hearings Panel with a progress report with respect to the Company's compliance plan, including an updated timeline of events for completing the plan of compliance.

2. On or before March 25, 2013, the Company shall have executed its plan of compliance and announced on a Current Report on Form 8-K that it meets all requirements for continued listing on the NASDAQ Global Market.

The Company is diligently working to meet the above conditions. Should the Company not be able to meet the above conditions, NASDAQ may transfer trading of the Company's common stock to the NASDAQ Capital Market.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	First Security Group Announces NASDAQ Global Select Extension

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:    December 3, 2012

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	First Security Group Announces NASDAQ Global Select Extension